UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report  (Date of Earliest Event Reported):  July 5, 2010

CNS RESPONSE, INC.
(Exact name of Company as specified in its charter)

Delaware	0-26285	87-0419387
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. EmployerIdentification No.)

85 Enterprise, Suite 410
Aliso Viejo, CA 92656
(Address of principal executive offices)

(714) 545-3288
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 5, 2010, CNS Response Inc. (the “Company”) issued two unsecured promissory notes (each, a “Note”) in the aggregate principal amount of $250,000 to Deerwood Partners LLC and Deerwood Holdings LLC (collectively, the “Investors”), with each Investor purchasing a Note in the aggregate principal amount of $125,000.  The Notes mature on December 15, 2010.  The Company received $250,000 in gross proceeds from the issuance of the Notes.

On July 5, 2010, SAIL Venture Partners L.P. (the “Guarantor”), of which the Company’s director David Jones is a managing partner, issued an unconditional guaranty (each, a “Guaranty”) to each Investor, guaranteeing the prompt and complete payment when due of all principal, interest and other amounts under each Note.  The obligations under each Guaranty are independent of the Company’s obligations under the Notes and separate actions may be brought against the Guarantor.  The Company has agreed to indemnify the Guarantor and grant to the Guarantor a security interest in its assets in connection with the Guaranties.

Each Note accrues interest at a rate of 9% per annum which will be paid together with the repayment of the principal amount at the earliest of (i) the maturity date; (ii) prepayment of the Note at the option of the Company (iii) closing of a financing in which the aggregate proceeds to the Company are not less than $3,000,000 or (iv) the occurrence of an Event of Default (as defined in the Note).  In addition, pursuant to a separate agreement that the Company is entering into with each Investor (the “Conversion Agreement”), each Investor will have the right to convert their Note into shares of the Company’s common stock at a conversion price of $0.50, subject to customary anti-dilution adjustments.  The Company has also agreed to grant an equivalent right to John Pappajohn, a member of the Board of Directors of the Company (the “Board”), in connection with his loan dated June 3, 2010.

The managing members of each of Deerwood Partners LLC and Deerwood Holdings LLC are George J. Kallins, M.D. and his spouse Bettina Kallins.   As disclosed in Item 5.02 hereof, Dr. Kallins was appointed to the Board on July 5, 2010.

The foregoing description of the Notes and Guaranties does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Note and form of Guaranty, which are filed as Exhibits 4.1 and 4.2 hereto.  The foregoing description of the Conversion Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, which is to be filed or incorporated as an exhibit to the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2010.

Item 3.02	Unregistered Sales of Equity Securities.

The description of the conversion feature of the Notes is incorporated herein by reference to Item 2.03 hereof and the full text of the Conversion Agreement.  The Notes were issued by the Company under the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, as transactions by the Company not involving a public offering.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 5, 2010, the Board appointed George J. Kallins, M.D. to serve as a member of the Board.

In connection with his appointment, Dr. Kallins was granted a stock option to purchase 250,000 shares of the Company’s common stock at an exercise price of $0.40, the most recent transaction price quoted for the Company’s common stock as of  July 5, 2010.  The stock option vests in 36 equal monthly installments over a three year period commencing on July 5, 2010.

The description of Dr. Kallins’ relationship to the Investors is incorporated herein by reference to Item 2.03 hereof.

Item 8.01	Other Events.

On July 7, 2010, the Company issued a press release announcing the publication of an article in the Journal of Psychiatric Research regarding the use of Referenced-EEG® in pharmacotherapy.  The text of the release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

4.1	Form of Unsecured Promissory Note
4.2	Form of Guaranty
99.1	Press Release of the Company, dated July 7, 2010

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNS Response, Inc

July 9, 2010	By:	/s/ George Carpenter
George Carpenter
Chief Executive Officer